Biomerica Signs Two Definitive Agreements with Mount Sinai Medical School in New York to Scale-up a Laboratory Version Serological Test for COVID-19 That Enables High-Volume Screenings in Labs

-         Price point of this high-volume laboratory version test is expected be as low as $10 per patient

-         Once developed and scaled-up, Biomerica’s existing production capacity could allow for over 1,000,000 tests per month at its manufacturing facilities in Irvine, California

IRVINE, CA--(April 02, 2020) - Biomerica Inc. (NASDAQ: BMRA) today announced it has signed two separate definitive license agreements with Mount Sinai’s Icahn School of Medicine in New York to license technologies   pertaining to a laboratory version serological test for SARS-CoV-2 (“COVID-19”) virus infection which have been developed at Mount Sinai.  This test uses the ELISA microplate format that can run on existing open system equipment found in most hospitals and clinical laboratories in the United States.

Biomerica has extensive serological test development, scale-up and manufacturing capabilities and expertise.   Based on the data received from Mt. Sinai, the Company intends to scale-up commercial manufacturing of the Mt. Sinai licensed technology.   Biomerica has the equipment and capacity to manufacture over 1,000,000 tests in the ELISA microplate format per month at its manufacturing facility in Irvine, California.  While there are unknowns about the transfer and scale-up process, if successful the Company believes it could have commercial sales within weeks.  Biomerica will file for expedited clearance with the FDA under the new EUA process for this new test format.

This ELISA microplate format is a serology test that detects antibodies (proteins produced by the immune system in response to infections) in the blood of patients who have been infected with the Covid-19 virus causing the current pandemic.  These antibodies show up in detectable quantities in approximately 8 days following infection, and remain detectable for as long as 3 months or more. Persons who have tested positive for the antibodies and are no longer infectious, can possibly be cleared to return to work as they have a lower likelihood of reinfection and/or spreading the virus.

Serology tests are a potentially powerful tool for identifying anyone who has been infected, whether they had symptoms or not. Antibodies to coronaviruses typically remain in humans for up to 90 days or more. Serological testing is important in identifying the total number of people who have been infected with Covid-19 and will allow for further studies that establish whether the immune response protects from future re-infection. Further, this type of testing could be particularly important for the immune surveillance of health care workers, first responders, government workers, and others whose infection risks could be heightened by working with COVID-19 infected individuals.

Zackary Irani, Chairman and Chief Executive Officer, stated, “If person has already been infected with SARS-CoV-2, they  develop antibodies through an immune response that should give them immunity.  The entire Biomerica team is working tirelessly to make our low-cost tests available to the hundreds of requests we have received.   At the same time, we still remaining committed to our strategy of growing our colorectal disease detection product EZ Detect™, and finalizing clinical trials and gaining FDA approval for our HP Detect™H. Pylori test and our InFoods® IBS diagnostic-guided therapy product.”

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point-of-care (in home and in physicians' offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica primarily focus is on Gastrointestinal and inflammatory Diseases where the Company has multiple diagnostic and therapeutic products in development.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such as statements relating to the efficacy of the Company’s SARS-CoV-2 (COVID-19) tests, the rapidity of testing results, pricing of the Company’s test kits, demand for  orders, availability of the Company’s COVID-19 test kits, patent protection on  test technology, the Company’s ability to develop and manufacture new products not yet developed or validated, and the efficacy of such undeveloped tests. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation:  results of studies testing the efficacy of the Company’s COVID-19 tests; regulatory approvals necessary prior to commercialization of the Company’s COVID-19 tests; availability of the Company’s COVID-19 tests; capacity, resource and other constraints on our suppliers; dependence on our third party supply chain and manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our COVID-19 test; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; regulations and the Company’s ability to obtain patent protection on any aspects of its  test technologies, the Company’s ability to develop and manufacture certain tests it has not yet finalized and has never previously manufactured.  Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

Contact Information

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www.biomerica.com